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                                                                  EXHIBIT 10.11

November 15, 2001

Ron Nall
Executive Vice President of Services and Product Delivery
SynQuest, Inc.

         Re:      Stock Option Agreement ("Agreement")

Dear Ron:

You currently hold stock options (as described in paragraph 1, the "Existing Options") to purchase shares of common stock of SynQuest, Inc. (the "Company"). As a result of the slowdown in the economy, the Existing Options do not provide the "incentive" contemplated at the time the Existing Options were granted. Management of the Company and the Compensation Committee of the Board of Directors of the Company has recommended that the Board of Directors of the Company take actions in the best interest of the Company to retain you as a key employee of the Company. Based upon these recommendations and after giving effect to negotiations between you and the Company's management team, the Board of Directors has authorized the Company to take the actions described in this Agreement.

The stock options listed in paragraph 1. will be canceled immediately. We will grant to you new stock options as described below ("New Options"). All New Options will be governed by the SynQuest, Inc. Amended and Restated 1997 Stock Option Plan, as amended from time to time, or successor stock option plan ("Stock Option Plan"). All capitalized terms have the meaning set forth in the Stock Option Plan unless otherwise defined in this Agreement.

1.       The following Options are canceled on the effective date of this
         Agreement:

             Option dated August 2, 2000 to purchase 150,000 shares of the Company's common stock at a purchase price of $7.00

2. The New Options will consist of two separate grants in between May 18, 2002 and May 31, 2002. The first grant ("New Option #1") will be an Option to purchase 100,000 shares of our common stock. The second grant ("New Option #2") will be an Option to purchase 30,000 shares of our common stock.

3. The Option Price of your New Options will be the Fair Market Value on the date the New Options are granted ("New Option Grant Date").

4. The vesting schedule for New Option #1 is as follows: one-third of the shares on the option grant date, one third on December 31, 2002 and one third on December 31, 2003.

         The vesting schedule for New Option #2 is as follows: one-third of the shares on November 30, 2002, one third of the shares on September 30, 2003 and one third of the shares on July 31, 2004.

5.       The New Options will expire ten (10) years after the New Option Grant
         Date.

6. Option Agreements between you and SynQuest substantially similar to the current standard form used by SynQuest (or successor form used generally to evidence stock options grants as of the New Option Grant
         Date) will be entered into as of the New Option Grant Date to document the grant of New Options. The New Options will terminate as provided in the Stock Option Plan and as described in the form of Option Agreement. If for any reason your employment with us terminates prior to the New Option Grant Date, you will not receive any New Options.


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7.       All New Options will be ISOs, to the extent allowed by Federal Income
         Tax laws and regulations.

8. We recommend that you consult with your tax advisor to determine the tax consequences of accepting this Agreement.

9. If SynQuest merges with or is acquired by another entity between the date of this Agreement and the date we grant to you the New Options, then the resulting entity will be bound to grant the New Options under the same terms as this Agreement; provided, however, that the type of security, the number of shares covered by the New Options, and the Option Price would be determined by the applicable acquisition agreement based on the same principles applied to the handling of then outstanding options to purchase SynQuest common stock. For example, the exchange ratio in the acquisition agreement may provide that each share of SynQuest common stock converts into a different number of shares of the acquiror's stock, in which case you may receive options for more or fewer share of acquiror's stock than the numbers described above.

10. The terms and conditions of this Agreement are confidential. SynQuest reserves the right to treat its obligation to issue New Options under this Agreement as null and void to the extent you disclose the contents of this Agreement to any third party (other than to a family member or your professional advisors such as your tax advisor, investment advisor, lawyer or accountant).

11. YOU ACKNOWLEDGE THAT SYNQUEST HAS ADVISED YOU TO SEEK INVESTMENT ADVICE AND TAX ADVICE FROM YOUR ADVISORS PRIOR TO ENTERING INTO THIS AGREEMENT. SYNQUEST IS NOT ADVISING YOU WHETHER TO ACCEPT THIS AGREEMENT.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart of this Agreement, whereupon this Agreement and your acceptance shall represent a binding agreement among you and the Company.


                                   Sincerely,



                                      /s/ John Bartels
                                   ---------------------------------
                                      John Bartels
                                      EVP, Finance and Administration


I acknowledge and accept the terms of this Agreement.



X:       /s/ Ron Nall
  ------------------------------------
         Ron Nall